Exhibit 99.1

MARTEN TRANSPORT, LTD. ANNOUNCES

FIRST QUARTER FINANCIAL RESULTS

MONDOVI, Wis., April 21, 2004/PR Newswire/ – Marten Transport, Ltd. (Nasdaq/NMS:MRTN) announced today a 95.6% increase in net income for the quarter ended March 31, 2004.

For the quarter ended March 31, 2004, operating revenue increased 6.6%, to $84.5 million from $79.3 million for the same quarter of 2003.  Operating revenue included fuel surcharges of $4.0 million for the quarter ended March 31, 2004, compared with $4.2 million for the same quarter of 2003.  Excluding fuel surcharge revenue, the increase in revenue was 7.2%.  We measure revenue, before fuel surcharges, or “freight revenue,” in addition to operating revenue, because we believe removing this sometimes volatile source of revenue affords a more consistent basis for comparing results of operations from period to period.

For the quarter ended March 31, 2004, net income increased 95.6%, to $2.7 million from $1.4 million for the same quarter of 2003.  For the quarter ended March 31, 2004, net income per diluted share increased 35.7%, to $0.19 from $0.14 for the same quarter of 2003, on a 46.8% increase in weighted average diluted shares outstanding attributable primarily to our public offering of common stock completed during the 2003 third quarter.  Diluted earnings per share give retroactive effect in all periods to the three-for-two stock splits effected in the form of a 50% stock dividend paid on July 24, 2003, and December 5, 2003.

Chairman and President Randolph L. Marten stated, “We were happy with our first quarter operating performance.  We still have room for improvement – but we are more than up for the challenge.  Average freight revenue per tractor per week, our main measure of asset productivity, increased 4.7%, to $2,845 from $2,716 in the first quarter of 2003.  Due to strong efforts by our sales force and cooperation from customers that recognize the value of our service, our average freight revenue per total mile improved for the fourth consecutive quarter, to $1.26 from $1.21 for the first quarter of 2003.  In addition, average miles per tractor increased slightly to 29,016 from 28,819 in the first quarter of 2003 and our non-revenue miles percentage improved to 6.6% from 6.8% in the first quarter of 2003.  Strong freight demand, improved freight selection, and disciplined operations helped us overcome the challenges of a tight driver market, high fuel prices, and an increase in insurance and claims.  As a result, our operating ratio (operating expenses as a percentage of operating revenue) improved to 94.6% from 96.7% for the first quarter of 2003.”

We will host a conference call on Thursday, April 22, at 2:00 p.m. Central Time.  The public will be able to listen and participate in the call telephonically by dialing 877-576-2752 and entering the following code: 6819143.  For additional information on accessing the call and for statistical and financial information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.marten.com.

Marten Transport, Ltd. is one of the leading temperature-sensitive truckload carriers in the United States.  The Company specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  The Company’s common stock is traded on the Nasdaq National Market under the symbol MRTN.

CONTACT:  Randy Marten, President of Marten Transport, Ltd., 715-926-4216.

MARTEN TRANSPORT, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share information)	2004	2003

OPERATING REVENUE	$84,530	$79,321

OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	25,327	23,680
Purchased transportation	17,683	17,764
Fuel and fuel taxes	14,869	14,340
Supplies and maintenance	6,078	5,942
Depreciation	7,863	7,289
Operating taxes and licenses	1,571	1,399
Insurance and claims	4,405	3,695
Communications and utilities	801	801
Gain on disposition of revenue equipment	(528)	(87)
Other	1,872	1,842

Total operating expenses	79,941	76,665

OPERATING INCOME	4,589	2,656

OTHER EXPENSES (INCOME):
Interest expense	523	780
Interest income	(341)	(377)

INCOME BEFORE INCOME TAXES	4,407	2,253

PROVISION FOR INCOME TAXES	1,675	856

NET INCOME	$2,732	$1,397

BASIC EARNINGS PER COMMON SHARE(1)	$0.20	$0.15

DILUTED EARNINGS PER COMMON SHARE(1)	$0.19	$0.14

(1)          Basic and diluted earnings per share reflect the Company’s three-for-two stock splits effected in the form of 50% stock dividends paid on July 24, 2003 and December 5, 2003.

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands, except share information)	March 31, 2004	December 31, 2003

ASSETS
Current assets:
Marketable securities	$11,864	$19,219
Receivables:
Trade, net	36,144	34,582
Other	7,963	7,337
Prepaid expenses and other	10,978	10,034
Deferred income taxes	4,046	3,048

Total current assets	70,995	74,220

Property and equipment:
Revenue equipment, buildings and land, office equipment, and other	273,096	263,502
Accumulated depreciation	(90,780)	(93,684)

Net property and equipment	182,316	169,818

Other assets	5,918	5,557

TOTAL ASSETS	$259,229	$249,595

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$3,269	$549
Accounts payable and accrued liabilities	17,131	17,062
Insurance and claims accruals	12,517	12,052
Current maturities of long-term debt	5,000	5,000

Total current liabilities	37,917	34,663

Long-term debt, less current maturities	22,857	22,857
Deferred income taxes	48,714	47,541

Total liabilities	109,488	105,061

Stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 23,000,000 shares authorized; 13,999,889 shares, at March 31, 2004, and 13,759,776 shares, at December 31, 2003, issued and outstanding(1)	140	138
Additional paid-in capital	66,738	64,265
Retained earnings	82,863	80,131

Total stockholders’ equity	149,741	144,534

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$259,229	$249,595

(1)          Shares outstanding reflect the Company’s three-for-two stock splits effected in the form of 50% stock dividends paid on July 24, 2003 and December 5, 2003.

MARTEN TRANSPORT, LTD.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended March 31,
	2004	2003

Operating Statistics:
For period:
Average operating revenue per total mile	$1.32	$1.28
Average freight revenue per total mile(1)	$1.26	$1.21
Average miles per tractor(2)	29,016	28,819
Average operating revenue per tractor per week(2)	$2,987	$2,867
Average freight revenue per tractor per week(1) (2)	$2,845	$2,716
Average miles per trip	1,025	996
Non-revenue miles percentage(3)	6.6%	6.8%
Total miles – company-employed drivers (in thousands)	44,214	42,223
Total miles – independent contractors (in thousands)	19,657	19,796

At March 31, 2004, and March 31, 2003:
Total tractors(2)	2,181	2,116
Average age of company tractors (in years)	1.7	2.0
Total trailers	2,960	2,769
Average age of company trailers (in years)	3.8	4.0
Ratio of trailers to tractors(2)	1.4	1.3
Ratio of tractors to non-driver personnel(2)	5.3	5.6

	Three Months Ended March 31,
(In thousands)	2004	2003
Net cash provided by operating activities	$8,762	$10,036
Net cash used for investing activities	20,194	7,621

(1)          Excludes fuel surcharge revenue.

(2)          Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 574 and 596 tractors as of March 31, 2004, and 2003, respectively.

(3)          Represents the percentage of miles for which the Company is not compensated.